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                                                                  Exhibit (c)(1)

                                 FORM OF UNDERTAKING

                        IRREVOCABLE UNDERTAKING OF SHAREHOLDER


To:   MMI Companies, Inc. (the "Offeror")
      540 Lake Cook Road
      Deerfield
      Illinois 60015
      USA                                                           25 June 1997


Dear Sirs

Proposed offer for Unionamerica Holdings plc (the "Offeree" or the "Company")

1. This letter sets out the terms on which the undersigned (the "Seller") undertakes to accept the tender offer to be made by the Offeror or on its behalf (the "Offer") to acquire the whole of the issued ordinary share capital of the Offeree.

2. The Offer shall be made on the terms of that certain Acquisition Agreement, dated the date hereof, between the Offeror and the Offeree (the "Acquisition Agreement") and:

     (a) any additional terms and conditions as may be required to comply with the requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended, the New York Stock Exchange Inc. and the City Code on Takeovers and Mergers (the "Code") (collectively, "applicable law or regulation") but only to the extent such additional terms and conditions do not have a material adverse effect on the Seller or any of its interests; and/or

     (b) any other additional terms and conditions agreed in writing between the Offeror and the Offeree.

3.   The Seller warrants and undertakes to the Offeror that:

     (a) the Seller is the holder of the number of American Depositary Shares ("ADSs") representing ordinary shares of US$0.0448 each in the capital of Offeree ("Offeree Ordinary Shares") specified in the first column of the schedule attached hereto;


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     (b) those Offeree Ordinary Shares are free from any lien, charge or other encumbrance, equity or third party right of any nature that would prohibit the irrevocable acceptance of the Offer; and

     (c) the Seller has full power and authority to accept the Offer in respect of those Offeree Ordinary Shares.

4.

4.1 Subject to paragraph 18.3, the Seller shall irrevocably accept or procure the irrevocable acceptance of the Offer (or any improved or increased offer which may be made by or on behalf of the Offeror) in respect of:

     (a) the Offeree Ordinary Shares specified in the first column of the schedule;

     (b) any other Offeree Ordinary Shares which the Seller acquires after signing this undertaking; and

     (c) any other Offeree Ordinary Shares attributable to or deriving from the shares referred to in paragraphs 4.1(a) and 4.1(b).

     together, the "Shares".

4.2 The Seller's irrevocable acceptance in respect of the Shares shall be made by 5.00 p.m. New York time on the fifth business day (as defined in Rule 14d-1 of Regulation 14D promulgated under the Securities Exchange Act of 1934) after the formal document containing the Offer (the "Offer Document") is despatched to shareholders of the Offeree (or in relation to Offeree Ordinary Shares falling within either paragraph 4.1(b) or 4.1(c), as soon as practicable after the Seller becomes the holder of such Offeree Ordinary Shares) in accordance with the procedure for acceptance set out in that document.

4.3 The Seller undertakes that the Shares which the Offeror will acquire pursuant to the Offer will be acquired free from any lien, charge, or other encumbrance, equity or other third party right of any nature and together with all rights of any nature attaching or accruing to them including the right to all dividends declared, made or paid after the date of this letter (other than as provided in the Acquisition Agreement).


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4.4  The Seller is the holder of options to subscribe for the number of
     Offeree Ordinary Shares as specified in the fourth column of the scheduled attached hereto. If the Seller exercises his subscription rights before the Offer lapses or is withdrawn, the Seller shall accept the Offer in respect of the Offeree Ordinary Shares subscribed for. If the Seller does not exercise his options before the Offer lapses or is withdrawn, Offeror shall make a proposal in respect of options which provides benefits comparable on an economic basis (including as to timing of vesting) to those available under the current Company stock option plans and complies with the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended and all other applicable law and/or regulations and the Seller shall either accept such proposals in respect of his options or allow his options to lapse.

5. In order to secure the performance of the Seller's obligations under paragraph 4, the Seller irrevocably appoints any director for the time being of the Offeror to be the Seller's attorney in the Seller's name and on the Seller's behalf to execute a Letter of Transmittal or forms of acceptance and/or such other documents and to do such other acts and things as may be necessary to accept (or procure the acceptance of) the Offer in respect of the Shares. However, this conditional appointment shall not take effect until the tenth business day after the date of despatch of the Offer Document and only then if the Seller has failed to comply with its obligations in paragraph 4. The Offeror shall give prompt written notice to the Seller of any activities by the Offeror on behalf of the Seller pursuant to the provisions of this paragraph 5.

6. Even if the terms of the Offer give accepting shareholders the right to withdraw acceptances, the Seller shall not withdraw or procure the withdrawal of acceptances in respect of the Shares save as provided in this undertaking.

7. Even if the terms of the Offer give the Offeror the right to waive in whole or in part any of the conditions to the closing of the Offer set out in Article IX of the Acquisition Agreement or the equivalent conditions in the Offer Document, the Offeror undertakes to the Seller not to waive any of conditions set out in section 9.01 or section 9.03 of the Acquisition Agreement or the equivalent conditions in the Offer Document in whole or in part without the consent of the Offeree, as evidenced by a copy of a resolution of the board of directors of the Offeree certified by a director or by the company secretary of the Offeree.

8. Until the Offer becomes or is declared unconditional in all respects, lapses or is withdrawn:


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     (a) the Seller shall exercise or procure the exercise of the voting rights attached to the Shares to vote in favour of the special resolution to be proposed at the extraordinary general meeting of the Company pursuant to section 6.04 of the Acquisition Agreement to amend the Articles of Association of the Company;

     (b) the Seller shall exercise or procure the exercise of the voting rights attached to the Shares as instructed by the Offeror on any other resolution which would assist implementation of the Offer if it were passed or rejected at a general meeting of the Offeree unless the passage of such resolution would be materially adverse to the Seller;

     (c) the Seller shall not without the prior written consent of the Offeror signed by a duly authorised officer requisition in its capacity as a shareholder or join in the requisition in its capacity as a shareholder of any general meeting of the Offeree for the purpose of considering any resolution other than a resolution contemplated by paragraphs 8(a) or 8(b); and

     (d) the Seller shall not take any action or make any statement which, to the Seller's knowledge, is or is likely to be prejudicial to the success of the Offer (subject, in the case of a Seller who is a director of the Offeree, to the fiduciary duties of such Seller as a director of the Offeree and such Seller's duties as a director under applicable law or regulation).

9. The Seller agrees to details of this undertaking being set out in the Offer Document and this undertaking being available for inspection (if required by the Panel on Takeovers and Mergers) during the offer period (as defined in the Code).

10. The Seller shall supply the Offeror promptly on request with all information, including details of the Seller's interests and dealings in securities of the Offeror and the Offeree, and those of any other person interested in the Shares, as may be required by applicable law or regulation for inclusion in the Offer Document. The Seller shall notify the Offeror promptly of any changes to such information.

11.  The Offeror's agreement to make the Offer is conditional on:


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     (a) the receipt by the Offeror not later than noon New York time on
         11 July 1997 of irrevocable undertakings substantially in the form of this undertaking in respect of not less than 50.1 per cent of the Offeree Ordinary Shares in issue or such lesser amount as the Offeror shall agree; and

     (b) no event occurring or becoming known to the Offeror before despatch of the Offer Document as a result of which the Offeror is required under applicable law or regulation not to make the Offer.

12. This undertaking, including the appointment contained in clause 5, will lapse and terminate, and the Seller shall be entitled to withdraw any acceptance(s) of the Offer, if:

     (a) the Acquisition Agreement terminates or is terminated pursuant to its terms, or is amended by an amendment that is materially adverse to the Seller (and for this purpose any reduction in the Exchange Ratio (as defined in the Acquisition Agreement) shall be deemed to be materially adverse to the Seller); or

     (b) the Offer lapses or is withdrawn.

     If the undertaking lapses and terminates, the Seller shall have no claim against the Offeror and the Offeror shall have no claim against the Seller in respect of the provisions of this undertaking save in circumstances where paragraph 7 or paragraph 18 applies in which event the Seller and the Offeror shall remain liable to each other in respect of their respective obligations contained in paragraph 7 or paragraph 18.

13. Any date, time or period referred to in this undertaking shall be of the essence except to the extent to which the Seller and the Offeror agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

14. The Seller has been given a realistic opportunity to consider whether or not the Seller should give this undertaking and the Seller has received independent advice about the nature of this undertaking.

15. The Seller and the Offeror agree that damages would not be an adequate remedy for breach of their respective obligations under this undertaking.


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16.  The Seller acknowledges that, in connection with the Offer, Smith Barney
     Inc. is acting for the Offeror and for no-one else and agrees that Smith Barney Inc. will not be responsible to the Seller for providing the protections afforded to its customers nor for providing advice in relation to the Offer.

17. A notice or other communication to be given under or in connection with this undertaking must be in writing and must be delivered personally or sent by express courier service (receipt acknowledged) or by fax to the party due to receive the notice or communication, at its authorised address. In the absence of evidence of earlier receipt, a notice or other communication is deemed given if:

     (a) delivered personally or by express courier service, at the time of delivery; or

     (b) sent by fax, upon receipt by the sender of a fax report (or other appropriate evidence) that the fax has been transmitted to the addressee,

     provided that where delivery occurs or transmission is received after
     6.00 p.m. on a business day or on a day which is not a business day, receipt shall be deemed to occur at 9.00 a.m. on the next following business day.

     For the purpose of this clause the authorised address of each party shall be the address set out below (including the details of the fax number and person for whose attention a notice or communication is to be addressed)] or such other address (and details) as that party may notify to the other in writing from time to time in accordance with the requirements of this clause:

     The Offeror:            MMI Companies, Inc.
     Address:                540 Lake Cook Road, Deerfield, Illinois 60015 USA
     Facsimile No:           + 1 847 374 1330
     Attention:              Paul M. Orzech


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     The Seller:
     Address:

     Facsimile No:
     Attention:

18.  Break up fees in the event of a higher competing offer

18.1 Scope:

     For the purposes of this paragraph:

     (a) the expression Higher Competing Offer means, only as determined in accordance with paragraph 18.2 below, a general offer for all or part of the Offeree Ordinary Shares under which the value of the consideration per Offeree Ordinary Share available at the time it is made (the "Valuation Time") exceeds the value of the consideration per Offeree Ordinary Share available under the Offer at the time (or which would have been available under the Offer at the time if the Offer were still available) on the assumption, in each case, that any rights to elect to receive different forms of consideration (including rights to accept underwritten cash alternatives or other collateral offer) are exercised in such manner as maximises that value but ignoring the possible impact of any "mix and match" or similar arrangement under which shareholders and/or stockholders in the Offeree can elect, subject to the elections of other shareholders, to vary the proportion in which they receive different forms of consideration; and

     (b) the announcing or making of any revised offer shall be deemed to constitute the announcing or making or a new offer.

18.2 Conclusive determination

     If, prior to the lapsing or termination of this undertaking as provided in paragraph 12 or within 90 calendar days thereafter if such lapsing or termination results from the termination of the Acquisition Agreement
     (i) by the Offeror under section 10.01(d) thereof as a result of a breach by the Company of a representation and warranty specified in Article IV of the a breach by the Company of a representation and warranty specified in Article IV of the


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     Acquisition Agreement or a covenant of the Company specified in
     Article VI or VIII of the Acquisition Agreement which breach resulted from the wilful misconduct, gross negligence or knowing and voluntary affirmative action of the Company or (ii) by the Company, other than under section 10.01 thereof, a third party announces a firm intention to make (for the purposes of Rule 2.5 of the Code or Rule 135 under the Securities Act of 1933) or makes a general offer for all or part of the Offeree Ordinary Shares the Seller shall be entitled within ten business days thereafter to serve on the Offeror, and the Offeror shall be entitled within ten business days thereafter to serve on the Seller, a notice stating that in the Seller's or, as the case may be, the Offeror's opinion the relevant offer either is or is not a Higher Competing Offer (an "Opinion Notice"). If within seven days of the date of service of any Opinion Notice, the recipient has not by notice in writing to the giver of the Opinion Notice indicated that the recipient disagrees with the relevant opinion (a "Dissent Notice") then that option shall be final and binding on both parties. Paragraphs 18.3 and 18.4 below shall apply or not apply accordingly. If, however, a Dissent Notice is served within that period then, at any time thereafter, either party shall be entitled to refer the question whether or not the relevant offer is a Higher Competing Offer to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as financial adviser to the Offeree, or such other internationally recognised US investment bank as the parties shall agree (the "Expert"). The parties shall then use their reasonably endeavours to ensure that the Expert expresses its opinion on that question as soon as is reasonably practicable and that option shall in the absence of fraud or manifest error be final and binding on the parties and paragraphs 18.3 and 18.4 below shall apply or not apply accordingly. The Expert shall act as an expert and not as an arbitrator and shall not be obliged to given reasons for its decision, except that if DLJ shall act as the Expert, DLJ shall communicate the reasons for its decision to Smith Barney Inc. as financial adviser to the Offeror. The Expert's charges shall be divided between the parties as it shall determine.

18.3 Obligation to accept

     If a Higher Competing Offer is made or a firm intention to make a Higher Competing Offer is publicly announced prior to the latest time for acceptance of the Offer in respect of any Shares, then the Seller's obligations under paragraph 4 shall be suspended. If prior to midnight on the tenth business day after the day on which the relevant Higher Competing Offer is made or, if earlier, publicly announced (the "Revision Deadline"), the Offeror announces a revision of the Offer which provides (in the reasonable opinion of DLJ


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     substantially equivalent or greater consideration than the Higher
     Competing Offer (a "Higher Revised Offer"), then the suspension shall come to an end and paragraph 4 shall thereafter be construed as if it provided that the forms of acceptance in respect of the relevant Shares (if not already delivered to the Buyer pursuant to paragraph 4) be returned not later than 5.00 p.m. New York time on the fifth business day after the announcement of the revision.

18.4 Other Obligations

     If a Higher Competing Offer is made or a firm intention to make a Higher Competing Offer is publicly announced and the Offeror has not announced a Higher Revised Offer before the Revision Deadline then all obligations under this undertaking shall immediately lapse and, in particular (without limitation), the Seller (subject as provided below) shall be entitled to withdraw any acceptance(s) of the Offer in accordance with the terms thereof, PROVIDED THAT the Seller shall not be entitled to withdraw any such acceptance(s) of the Offer and undertakes not to tender the Shares by way of acceptance of the Higher Competing Offer or (subject, in the case of a Seller who is a director of the Offeree, to his fiduciary duties as a director of the Offeree and his duties under applicable law or regulation) take any other action to frustrate the Offer or assist the implementation of the Higher Competing Offer unless and until the Seller (or any other person who has given the Offeror an undertaking substantially in the form of this undertaking) has made or procured the lawful payment (whether by the third party making the Higher Competing Offer or otherwise) to the Offeror of US$5,000,000 in aggregate amount, such payment being made for same day value, and in full discharge of all rights which the Offeror may have against the Company under the Acquisition Agreement. Notwithstanding any restriction otherwise contained herein or in the Acquisition Agreement, (a) in the event a Higher Competing Offer is made or a firm intention to make a Higher Competing Offer is communicated to the Seller or to the Company or is publicly announced, the Seller may negotiate and agree with any person making or announcing the Higher Competing Offer the terms and conditions thereof, including the obligation to make the payment described herein and the means of making such payment and (b) if the Offeror has not made a Higher Revised Offer in accordance with paragraph 18.3 and has received the payment specified in this paragraph 18.4, the Offeror acknowledges that the Offeree shall be entitled to terminate the Acquisition Agreement and that this undertaking shall lapse and terminate in all respects, each without further liability or obligation.


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19.  Save as provided below, this undertaking is governed by English law and the Courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings and to settle any disputes which may arise out of or in connection with this letter and for these purposes each party irrevocably submits to the jurisdiction of the Courts of England. Notwithstanding the foregoing, the proviso to paragraph 18.4 shall be governed by and construed, and the expression 'gross negligence' in paragraph 18.2 shall be construed, in accordance with the laws of the State of Delaware applicable to a contract executed and performed in that State without giving effect to the conflicts of laws principles thereof.


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                        SCHEDULE

     Name of Seller:

---------------------------------------------------------------
       1                2             3                4
---------------------------------------------------------------
NUMBER OF ADSs     REGISTERED     BENEFICIAL     NO. OF SHARES
                     HOLDER*        OWNER*         OVER WHICH
                                                  OPTIONS HELD
                                                   (IF ANY)**
---------------------------------------------------------------


---------------------------------------------------------------


---------------------------------------------------------------


---------------------------------------------------------------


* Please identify how the Ordinary Shares set out in column 1 are held by appropriate entries in columns 2 and/or 3 if not all beneficially owned by Seller

** Applicable to options held under the 1993 and 1996 Stock Option Plans only. If none, write 'None'.


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Executed as a Deed           )
by                           )
acting by:                   )

                             Signature of authorised signatory or agent
-------------------------
                             Name of authorised signatory or agent
-------------------------
                             Signature of second authorised signatory or agent
-------------------------    (if required)

                             Name of second authorised signatory or agent
-------------------------

OR

Executed as a Deed           )
by                           )
in the presence of:          )

Witness signature
                             --------------------------------------------------
Name:
                             --------------------------------------------------
Address:
                             --------------------------------------------------

                             --------------------------------------------------

                             --------------------------------------------------

                             --------------------------------------------------
Occupation:
                             --------------------------------------------------

Executed as a Deed           )
by MMI Companies, Inc.       )
acting by:                   )

                             Signature of authorised signatory or agent
-------------------------
                             Name of authorised signatory or agent
-------------------------
                             Signature of second authorised signatory or agent
-------------------------    (if required)

                             Name of second authorised signatory or agent
-------------------------


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